Exhibit 99.1
Press Release
Micromet, Inc. Reports Third Quarter 2007 Financial Results
Bethesda, MD —November 8, 2007 — Micromet, Inc. (NASDAQ: MITI) (“Micromet” or the “Company”), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced its financial results for the third quarter and nine months ended September 30, 2007.
Summarizing the quarter, Christian Itin, Ph.D., President and Chief Executive Officer of Micromet said: “We have made significant clinical progress during the last quarter. Building on the observed clearance of tumor cells from the bone marrow of patients treated with our BiTE antibody MT103, we have now initiated a phase 2 clinical trial in acute lymphoblastic leukemia, a very aggressive form of B-cell leukemia. This disease is routinely treated with chemotherapy to kill tumor cells in the blood, but tumor cells often remain in the bone marrow, ultimately leading to the relapse of patients.” Dr. Itin continued, “We have also recently presented a further analysis of a previously reported phase 2 clinical trial in metastatic breast cancer patients treated with adecatumumab. This analysis showed that the improved time to progression observed in that trial was due to a significant reduction of new metastatic lesions. These new findings support the development of adecatumumab in earlier stage disease and in adjuvant settings, which is further supported by the overall good tolerability and low immunogenicity of this human antibody.”
Recent Highlights:
•	In October, at the AACR/NCI/EORTC conference in San Francisco, Micromet presented a new sub-analysis of a previously reported phase 2 clinical trial in metastatic breast cancer patients treated with adecatumumab (MT201). Based on the available data from the previously conducted clinical trials, Micromet, with its strategic collaborator Merck Serono, has decided not to initiate a previously anticipated dose-finding phase 1 clinical trial, but in its place, is developing clinical trial designs to evaluate the efficacy of adecatumumab in adjuvant or adjuvant-like disease settings.

•	Micromet also presented data at the AACR/NCI/EORTC conference on two BiTE therapeutic antibodies: MT110, a BiTE antibody for the treatment of carcinoma, expected to be in a phase 1 clinical trial by the end of this year, and a new BiTE antibody for the treatment of melanoma.

•	In October, Micromet announced that the Paul-Ehrlich Institute approved an Investigational Medicinal Product Dossier (IMPD) for the conduct of a phase 2 clinical trial testing MT103 in patients with acute lymphoblastic leukemia (ALL). ALL is a highly aggressive form of B-cell leukemia. Currently, patients are initially treated with complex and toxic chemotherapy regimens that may be followed by bone marrow stem cell transplantation. If patients have low amounts of residual tumor cells after chemotherapy (also known as “minimal residual disease” or MRD) they are at a very high risk of relapse. This phase 2 clinical trial will test whether MT103 can remove residual tumor cells and thereby convert patients from a MRD-positive to a MRD-negative status with an improved time to relapse.

•	In September, Micromet announced the appointment of Mark Reisenauer as Senior Vice President and Chief Commercial Officer. Mark joined Micromet from Abbott, where he was the General Manager of the Oncology Franchise from 2002 to 2006 and most recently Divisional Vice President and General Manager of the Neuroscience franchise. Before joining Abbott, Mark’s career included marketing positions at Pharmacia, Bristol-Myers Squibb and Zeneca.
Financial Results:
Quarter Ended September 30, 2007
For the quarter ended September 30, 2007, Micromet recognized total revenues of $5.6 million, compared to $4.6 million for the same period in 2006. Revenue was recorded under our TRACON collaboration of $2.1 million and from our Nycomed collaboration of $0.8 million in the quarter, both new agreements executed during the first half of 2007. Partially offsetting these increases were decreases in revenues under our collaborations with Merck Serono of $0.8 million and with MedImmune of $1.0 million, where we recorded a non-recurring milestone of $1.7 million during 2006.

Total operating expenses were $9.2 million for the quarter ended September 30, 2007, compared to $10.2 million for the same period in 2006. Spending in R&D decreased by $0.6 million due to a reduction in manufacturing and preclinical toxicology expenses for our MT110 program that were ongoing during 2006, and from lower G&A expenses of $0.4 million due to lower stock-based compensation expenses and lower legal expenses during the third quarter of 2007.
We reported $1.2 million of non-cash income during the three months ending September 30, 2007 related to the decrease in fair value of the warrant liability during the third quarter of 2007 related to warrants issued in connection with the June 2007 private placement of common stock. We revalue these warrants at each reporting period using a Black-Scholes option-pricing model until they are exercised or expire. Changes in the fair value of the warrants are reported in the statements of operations as non-operating income or expense.
For the quarter ended September 30, 2007, Micromet reported a net loss of $2.3 million, or $0.06 per basic and diluted share, compared to a net loss of $5.8 million, or $0.19 per basic and diluted share, for the same period in 2006.
Nine Months Ended September 30, 2007
For the nine months ended September 30, 2007, Micromet recognized total revenues of $11.4 million, compared to $13.8 million for the same period in 2006. Revenue recognized under collaboration agreements decreased by $2.4 million resulting from lower collaboration revenues of $3.6 million related to reimbursement for the adecatumumab phase 2a clinical trials that were completed in mid-2006 and from certain nonrecurring revenue received in 2006 from Cell Therapeutics of $1.9 million relating to a previously terminated collaboration. These decreases were partially offset by increases under our collaborations with TRACON of $2.1 million and from Nycomed of $1.1 million, both new collaborations during the first half of 2007.
Total operating expenses were $30.6 million for the nine months ended September 30, 2007, compared to $50.3 million for the same period in 2006. The majority of the decrease from the 2006 period relates to a one-time in-process research and development charge of $20.9 million taken in 2006 in connection with the CancerVax merger. After considering this unusual charge, recurring R&D expenses for the nine months ended September 30, 2007 decreased by $1.1 million over the same period in the prior year. A decrease in R&D stock-based compensation charges of $1.1 million, and a decrease of $0.5 million in clinical expenses related to the adecatumumab phase 2 clinical trials that were ongoing during 2006, were partially offset by the payment of a license fee of $0.5 million to AME that was triggered by our MT293 license granted to TRACON. General and administrative expenses for the nine months ended September 30, 2007 were $10.8 million as compared to $8.5 million for the same period in 2006. This increase results from an increase in U.S. based personnel salary and travel charges of $1.5 million, an increase in facility costs of $1.0 million stemming from the finalization of our lease exit liability related to the former CancerVax headquarters and $1.0 million from the increased costs of being a public company post-merger, including legal, investor relations and auditing and tax services. This increase was partially offset by a decrease in G&A stock-based compensation expense of $1.1 million.
Interest expense of $0.6 million for the nine months ended September 30, 2007 was $1.0 million lower than the same period in the prior year due to the repayment of bank loans and conversion of convertible notes in 2006, and from the repayment of a significant portion of our silent partnership debt during 2007.
We reported $1.7 million of non-cash income during the nine months ending September 30, 2007 related to the decrease in fair value of the warrant liability from original issuance date related to warrants issued in connection with the June 2007 private placement of common stock.
Other income of $1.1 million for the nine months ended September 30, 2006 includes an $0.8million benefit resulting from the collection of the withholding tax duty owed on past royalty payments made to collaborators who reside outside of Germany.
For the nine months ended September 30, 2007, Micromet reported a net loss of $16.3 million, or $0.47 per basic and diluted share, compared to a net loss of $37.4 million, or $1.52 per basic and diluted share, for the same period in 2006.
Note on 2006 Merger

As a result of the reverse merger between Micromet AG and CancerVax Corporation that was completed on May 5, 2006, the financial information included herein for the third quarter and nine months ended September 30, 2006 is based solely on Micromet AG’s historical financial statements through May 5, 2006 and thereafter is combined with the financial results of CancerVax Corporation (renamed Micromet, Inc. following the merger).
2007 Outlook and Beyond:
•	Micromet and its collaborator MedImmune plan to initiate shortly the first U.S. clinical trial with MT103 (MEDI-538), in patients with non-Hodgkin’s lymphoma.

•	Micromet will provide a full update on the phase 1 clinical trial conducted in Europe with MT103 in patients with relapsed/refractory non-Hodgkin’s lymphoma patients at ASH in December.

•	Micromet plans to initiate a clinical trial for MT110, a BiTE antibody targeting EpCAM, by the end of 2007.

•	Micromet will continue its research and development programs for the discovery of new BiTE product candidates.
Conference Call and Audio Webcast Today, November 8, 2007, at 9:00am Eastern Time
Micromet will host a conference call and audio webcast today to discuss these financial results at 9:00 am Eastern Time (3:00 pm Central European Time). To participate in this conference call, dial 800-260-8140 (U.S.) or 617-614-3672 (international), passcode: Micromet. The audio webcast can be accessed via our website at: www.micromet-inc.com.
A replay of the call will be available from 11:00 am Eastern Time on November 8, 2007 (5:00 pm Central European Time) through Thursday, November 15, 2007. The replay number is 888-286-8010 (U.S.) or 617-801-6888 (international), passcode: 31354110.
About Micromet, Inc. (www.micromet-inc.com)

Micromet, Inc. is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Three of its antibodies are in clinical development. MT103 (MEDI-538), the first antibody in Micromet’s product pipeline developed utilizing the BiTE® antibody technology platform, is being evaluated in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia, and in a phase 1 clinical trial for the treatment of patients with non-Hodgkin’s lymphoma. BiTE antibodies represent a new class of therapeutic antibodies that activate a patient’s own cytotoxic T cells to eliminate cancer cells. Micromet is developing MT103 in collaboration with MedImmune, a subsidiary of Astra Zeneca plc. The second clinical stage antibody is adecatumumab (MT201), a human monoclonal antibody targeting EpCAM expressing tumors. Adecatumumab is being developed by Micromet in collaboration with Merck Serono in a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. The third clinical stage antibody is MT293 (formerly D93), also known as TRC093, a first-in-class humanized monoclonal antibody that inhibits angiogenesis and tumor cell growth by binding cleaved collagen. MT293, which is currently being tested in a phase 1 clinical trial, is licensed to TRACON Pharmaceuticals, Inc. and is being developed for the treatment of patients with cancer and age-related macular degeneration. In addition, Micromet has established a collaboration with Nycomed for the development and commercialization of MT203, Micromet’s human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of various inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. You are urged to consider statements that include the words “ongoing”, “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “suggests”, “plans”, “anticipates”, “intends”, “continues”, “forecast”, “designed”, “goal”, or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in our periodic reports and other filings with the SEC.
Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,976	$24,301
Accounts receivable	3,495	2,319
Prepaid expenses and other current assets	2,210	2,048

Total current assets	36,681	28,668
Property and equipment, net	4,407	3,357
Goodwill	6,917	6,917
Patents, net	7,972	8,850
Deposits and other assets	437	321
Restricted cash	3,149	3,059

Total assets	$59,563	$51,172

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,706	$1,680
Accrued expenses	5,990	10,153
Warrant liabilities	5,260	—
Other liabilities	507	366
Short-term note	78	1,320
Current portion of long-term debt obligations	34	599
Current portion of deferred revenue	3,515	2,972

Total current liabilities	17,090	17,090
Deferred revenue, net of current portion	7,762	195
Other non-current liabilities	2,333	1,961
Long-term debt obligations, net of current portion	4,464	7,408
Commitments
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.00004 par value; 150,000 shares authorized; 40,739 and 31,419 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	2	1
Additional paid-in capital	183,077	163,482
Stock subscription receivables	—	(27)
Accumulated other comprehensive income	5,969	5,869
Accumulated deficit	(161,134)	(144,807)

Total stockholders’ equity	27,914	24,518

Total liabilities and stockholders’ equity	$59,563	$51,172

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Collaboration agreements	5,522	$4,466	$10,615	$12,853
License fees and other	41	170	784	923
Total revenues	5,563	4,636	11,399	13,776
Operating expenses
Research and development	6,296	6,835	19,720	20,866
In-process research and development	—	—	—	20,890
General and administrative	2,908	3,317	10,840	8,517

Total operating expenses	9,204	10,152	30,560	50,273

Loss from operations	(3,641)	(5,516)	(19,161)	(36,497)
Other income (expense)
Interest expense	(146)	(508)	(580)	(1,532)
Interest income	365	272	590	581
Change in fair value of warrants	1,187	—	1,709	—
Other income (expense)	(33)	(14)	1,115	61

Net loss	$(2,268)	$(5,766)	$(16,327)	$(37,387)
Basic and diluted net loss per common share	$(0.06)	$(0.19)	$(0.47)	$(1.52)

Weighted average shares used to compute basic and diluted net loss per share	40,727	30,833	34,880	24,665

###

Contact Information
Company:
Christopher Schnittker, SVP & CFO
(240) 752-1421
christopher.schnittker@micromet-inc.com
Investors:
Susan Noonan
(212) 966-3650
susan@sanoonan.com
Media:
Andrea tenBroek
(781) 684-0770
micromet@schwartz-pr.com